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                                                 Rule 424(b)(3)
                                                 File No. 333-58723

Pricing Supplement No. 37                        Dated: July 19, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes- Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $500,000,000              Issue Price: 99.879%

Original Issue Date: July 22, 1999          Stated Maturity Date: July 22, 2002

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:     [] Commercial Paper Rate [] LIBOR [] Treasury Rate
               [] Federal Funds Rate [] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): ): The 22nd day of July and January, beginning January 24, 2000 up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

Initial Interest Rate: 6.50%

Index Maturity: N/A

Day Count Convention: 30/360

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Maximum Interest Rate: N/A                  Minimum Interest Rate: N/A

Spread (+/-): N/A                           Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be __% of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .134%

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Other Provisions:        a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 37 UNDER
                              MTN-SERIES I PROGRAM: $2,229,375,000.00
                         b)   CUSIP #42333HLX8
Agent:  ABN AMRO Incorporated          Banc One Capital Markets, Inc.    Bank of America Securities LLC
        1325 Avenue of the Americas    One First National Plaza          100 North Tryon
        10th Floor                     Mail Code 0463                    NC1-007-06-07
        New York, New York 10019       Chicago, Illinois 60670           Charlotte, NC 02255

        Chase Securities Inc.          Credit Suisse First Boston        Deutsche Banc Alex. Brown
        270 Park Avenue                11 Madison Avenue                 31 West 52nd Street
        New York, New York 10017       New York, New York 10010-3629     New York, NY 10019


Agent:  Goldman, Sachs & Co.           Lehman Brothers, Inc.             Merrill Lynch & Co.
        85 Broad Street                Three World Financial Center      250 Vesey Street
        27th Floor                     12th Floor                        New York, NY 10281
        New York, New York 10004       New York, New York 10285

        JP Morgan Securities           Saloman Smith Barney              Warburg Dillon Read
        60 Wall St.                    390 Greenwich Street, 4th Floor   677 Washington Boulevard
        New York, New York  10260      New York, NY 10013                Stanford, CT  06901
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